Exhibit 99.1

MEDEQUITIES REALTY TRUST REPORTS SECOND QUARTER 2018 RESULTS

NASHVILLE, Tenn., August 8, 2018 – MedEquities Realty Trust, Inc. (NYSE: MRT) (the “Company”) today announced its consolidated financial results for the quarter ended June 30, 2018 and other recent developments.

Highlights – Second Quarter and Recent Developments

•

Reported results attributable to common stockholders for the second quarter of 2018 of net income of $0.10 per diluted share, Funds from Operations (“FFO”) of $0.23 per diluted share, both of which include the impact of $0.06 per diluted share in higher general and administrative expenses as described below, and Adjusted FFO (“AFFO”) of $0.30 per diluted share.

•	During the second quarter, invested $30.4 million in two inpatient rehabilitation hospitals (“IRF”) and funded $2.8 million on existing mortgage loan commitments.
•	Updated 2018 per share guidance for net income attributable to common stockholders to $0.60 to $0.61, FFO to $1.13 to $1.15 and AFFO to $1.19 to $1.22.
•	Declared a regular cash dividend of $0.21 per share for the second quarter of 2018.

John W. McRoberts, the Company’s Chief Executive Officer and Chairman, noted, “The investment pace is in line with our full year expectations. With the recent transactions, we have now closed and funded $57 million in investments in 2018 with an additional $13 million that is expected to fund before year end and an active pipeline of new opportunities. Our focus has been on smaller portfolio and individual transactions across the acute and post-acute continuum of care that meet our yield, asset type and underwriting standards. We remain committed to a strategy that can best capitalize on these growth opportunities.”

Financial Results for the Second Quarter of 2018

Net income attributable to common stockholders for the quarter ended June 30, 2018 was $3.2 million, or $0.10 per diluted common share, compared with $4.8 million, or $0.15 per diluted common share, for the same period in 2017.  Consolidated total revenues for the quarter ended June 30, 2018 were $17.6 million, compared with $14.8 million for the same period in 2017. The increase in total revenues was the result of the Company’s real estate investment activities during and subsequent to the second quarter of 2017. General and administrative expenses for the quarter ended June 30, 2018 included approximately $2.0 million, or $0.06 per diluted share, in transaction costs comprised primarily of professional fees.

FFO for the quarter ended June 30, 2018 was $7.3 million, or $0.23 per diluted common share, compared with $8.3 million, or $0.26 per diluted common share, for the same period in 2017.  AFFO for the quarter ended June 30, 2018 was $9.6 million, or $0.30 per diluted common share, compared with $8.5 million, or $0.27 per diluted common share, for the same period in 2017.  Both FFO and AFFO were impacted by an increase in total revenues of approximately $2.2 million, net of an increase in property expense reimbursements, and higher interest expense of approximately $1.0 million.  AFFO for the quarter ended June 30, 2018 includes an adjustment to add back the approximately $2.0 million in transaction costs comprised primarily of professional fees incurred during the second quarter of 2018.

Investment Activity

As of June 30, 2018, the Company had gross real estate investments totaling approximately $637.9 million, which was comprised of $587.9 million in 33 healthcare facilities and $50.0 million in six mortgage notes receivable and one note receivable collateralized by existing healthcare facilities and redevelopment of healthcare facilities. In addition, the

Company had approximately $20.2 million remaining to fund under various funding commitments and construction mortgage notes as of June 30, 2018.

The transactions completed in the second quarter of 2018 were as follows:

•

On April 6, 2018, the Company provided a subsidiary of Medistar Corporation with a $7.0 million pre-development, interest-only leasehold mortgage loan that matures on December 31, 2018 and has an annual interest rate of 10.0% payable upon maturity. The loan will be used to partially fund the development of a 50-bed IRF in Stockton, California that is contractually pre-leased by Medistar to Vibra Healthcare.

•

On June 27, 2018, the Company acquired Southern Indiana Rehabilitation Hospital, a 60-bed IRF in the Louisville, Kentucky suburb of New Albany, Indiana, for $23.4 million and concurrently leased the facility to an affiliate of Vibra Healthcare pursuant to a 15-year triple-net lease at an initial lease rate of 9.0% with annual escalators.

Quarterly Distributions to Common Stockholders

On August 1, 2018, the Company’s Board of Directors declared a cash dividend of $0.21 per share for the second quarter of 2018, or an annualized rate of $0.84 per share. The dividend will be paid on August 29, 2018 to stockholders of record as of August 15, 2018.

Guidance for 2018

For the year ending December 31, 2018, the Company updated its guidance for net income attributable to common stockholders to $0.60 to $0.61 per diluted common share, FFO to $1.13 to $1.15 per diluted common share and AFFO to $1.19 to $1.22 per diluted common share.

A reconciliation of projected net income attributable to common stockholders per diluted share to projected FFO and AFFO per diluted share is provided as follows:

	Full Year
	2018 Range
	Low	High
Net income attributable to common stockholders	$0.60	$0.61
Add: Real estate depreciation & amortization, net of noncontrolling interest	0.53	0.54
FFO attributable to common stockholders	1.13	1.15
Stock-based compensation expense	0.11	0.11
Deferred financing costs amortization	0.03	0.04
Expensed transaction costs	0.06	0.06
Straight-line rental income, net of noncontrolling interest	(0.16)	(0.16)
Other adjustments (1)	0.02	0.02
AFFO attributable to common stockholders	$1.19	$1.22

______________________________

(1) Includes adjustments for non-real estate depreciation and straight-line rent expense.

The Company’s guidance for net income attributable to common stockholders, FFO and AFFO for 2018 is based on the following assumptions:

•	Total investment volume of $70 million to $125 million ($70 million of which reflects transactions that have already been announced and are expected to be funded during 2018)
•	Initial cash yields on new acquisitions of 8.0% to 9.0%
•

Cash general and administrative expenses of approximately $11.1 million, including approximately $2.0 million, or $0.06 per diluted share, in transaction costs comprised primarily of professional fees recognized during the second quarter of 2018

•	Interest expense of approximately $12.0 million to $12.7 million, including approximately $1.0 million to $1.1 million in amortization of deferred financing costs
•	Weighted average diluted share count of 31.7 million

Portfolio Update

The Company’s stabilized, single-tenanted portfolio and its skilled nursing facility (“SNF”) portfolio continued to perform as expected with slight increases in rent coverages for the twelve months ended March 31, 2018 (the most recent reporting period for which information is available for the Company’s operators).

Texas Ten Tenant

For the reporting period ended March 31, 2018, the results of our tenant for our ten skilled nursing facilities in Texas (the “Texas Ten Tenant”) were consistent with our expectations that coverage results would begin to improve incrementally during the first quarter of 2018. The Texas Ten Tenant reported that the rent and fixed charge coverage ratios were 0.77x and 0.70x, respectively, for the trailing twelve-month reporting period ended March 31, 2018 as compared to 0.73x and 0.66x, respectively, for the prior trailing twelve-month reporting period ended December 31, 2017. Rent coverage on an EBITDARM basis (which adds back to EBITDAR the management fees that are contractually subordinated to rent payments) for the same reporting periods was 1.04x and 1.00x, respectively. Although coverage results improved for the trailing twelve-month period ended March 31, 2018, preliminary information from the Texas Ten Tenant for the second quarter of 2018 indicates that facility census and rent coverage levels have weakened.

Additionally, the Texas Ten Tenant’s liquidity position has been adversely impacted by slower than anticipated collections of certain aged receivables.  As a result, the Texas Ten Tenant applied its full two-month base rent security deposit to satisfy the monthly rents due for May and June 2018.  Monthly base rent for July 2018 is still outstanding.  We also funded $0.8 million in property taxes due on the ten facilities, which is reflected in rental income and property related expenses.   Accordingly, and with full cooperation of the Texas Ten Tenant, we have been seeking alternative tenants for the facilities and have entered into discussions with several parties that have expressed an interest in leasing some or all of the facilities.

Fundamental Healthcare

Mountain’s Edge Hospital is undergoing an expansion to add five operating rooms that has taken procedure rooms offline. Once construction is completed, management of Fundamental Healthcare (“Fundamental”) believes the facility will be able to provide a broader variety of surgical services that will result in higher patient volumes and reimbursements. The operating results of the Mira Vista skilled nursing facility have been adversely affected by turnover in the facility’s administrator position as well as by increased competition in its market. As a result, management of Fundamental has reported to us that the facility rent coverage ratios for these two facilities are below the minimum ratio of 1.10x stipulated in the master lease for the trailing twelve-month period ended March 31, 2018. The other two facilities are in compliance with the minimum facility rent coverages, but the operating performance for Mountain’s Edge and Mira Vista resulted in a Fundamental portfolio rent coverage ratio of 0.86x for the trailing twelve-month period ended March 31, 2018, which is below the minimum ratio of 1.20x. The Fundamental guarantor is in compliance under its guaranty agreement.

As of June 30, 2018, Fundamental owed approximately $1.0 million in past due base rent of which approximately $0.4 million has been collected subsequent to quarter end. The Company intends to defer a portion of the monthly base rent due for Mountain’s Edge Hospital through the first quarter of 2019, the currently planned date of completion of the expansion project and commencement of surgical procedures, in order to align expected operational performance with contractual rent. The expected deferred rent balance of approximately $2.4 million would be paid in equal monthly installments over the remainder of 2019. Interest on the outstanding deferred rent amounts will accrue at 9.0% during the deferral and repayment periods.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Central Time. The number to call for this interactive teleconference is (412) 542-4116. A replay of the call will be available through August 15, 2018 by dialing (412) 317-0088 and entering the replay access code, 10122142.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.medequities.com. The online replay will be available approximately one hour after the end of the call and archived for approximately twelve months.

About MedEquities Realty Trust, Inc.

MedEquities Realty Trust (NYSE: MRT) is a self-managed and self-administered real estate investment trust that invests in a diversified mix of healthcare properties and healthcare-related real estate debt investments. The Company’s management team has extensive industry experience in acquiring, owning, developing, financing, operating, leasing and monetizing many types of healthcare properties and portfolios. MedEquities’ strategy is to become an integral capital partner with high-quality and growth-oriented facility-based providers of healthcare services on a nationwide basis, primarily through net-leased real estate investment. For more information, please visit www.medequities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about the Company’s 2018 guidance and related assumptions, strategic plans and objectives, potential property acquisitions and investments, anticipated capital expenditures (and access to capital), amounts of anticipated cash distributions to our stockholders in the future, the ability of the Texas Ten Tenant and Fundamental to improve their operating results and return to compliance with financial covenants under their master leases, our ability to lease the Texas Ten facilities to other tenants and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), and other documents filed by the Company with the SEC from time to time. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

Contacts:
Jeff Walraven	Tripp Sullivan
EVP & Chief Financial Officer	SCR Partners
(615) 627-4712	(615) 760-1104 IR@medequities.com

MedEquities Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	June 30, 2018	December 31, 2017
Assets	(unaudited)
Real estate properties
Land	$45,281	$43,180
Building and improvements	527,651	505,623
Intangible lease assets	11,387	11,387
Furniture, fixtures, and equipment	3,538	3,538
Less accumulated depreciation and amortization	(50,567)	(41,984)
Total real estate properties, net	537,290	521,744

Mortgage notes receivable, net	42,773	18,557
Note receivable	7,000	-
Cash and cash equivalents	4,172	12,640
Other assets, net	37,107	28,662
Total Assets	$628,342	$581,603

Liabilities and Equity
Liabilities
Debt, net	$264,406	$215,523
Accounts payable and accrued liabilities	5,825	6,605
Deferred revenue	1,751	2,722
Total liabilities	271,982	224,850

Commitments and contingencies
Equity
Common stock, $0.01 par value. Authorized 400,000 shares; 31,885 and 31,836 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	314	314
Additional paid in capital	377,685	375,690
Dividends declared	(81,340)	(67,691)
Retained earnings	52,597	44,196
Accumulated other comprehensive income	3,769	1,247
Total MedEquities Realty Trust, Inc. stockholders' equity	353,025	353,756
Noncontrolling interest	3,335	2,997
Total equity	356,360	356,753
Total Liabilities and Equity	$628,342	$581,603

MedEquities Realty Trust, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenues
Rental income	$16,321	$14,287	$32,250	$28,126
Interest on mortgage notes receivable	1,074	529	1,861	962
Interest on notes receivable	165	9	165	19
Total revenues	17,560	14,825	34,276	29,107
Expenses
Depreciation and amortization	4,183	3,627	8,377	7,245
Property related	1,097	477	1,419	829
Real estate acquisition related	184	263	292	329
Franchise, excise and other taxes	71	(60)	142	26
General and administrative	5,056	2,979	8,372	6,150
Total operating expenses	10,591	7,286	18,602	14,579
Operating income	6,969	7,539	15,674	14,528

Other income (expense)
Interest and other income	3	1	10	2
Interest expense	(2,786)	(1,808)	(5,344)	(3,323)
	(2,783)	(1,807)	(5,334)	(3,321)

Net income	$4,186	$5,732	$10,340	$11,207
Less: Net income attributable to noncontrolling interest	(954)	(936)	(1,939)	(1,880)
Net income attributable to common stockholders	$3,232	$4,796	$8,401	$9,327

Net income attributable to common stockholders per share
Basic and diluted	$0.10	$0.15	$0.26	$0.29

Weighted average shares outstanding
Basic	31,552	31,404	31,551	31,410
Diluted	31,626	31,487	31,617	31,451

Dividends declared per common share	$0.21	$0.21	$0.42	$0.42

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: funds from operations attributable to common stockholders (“FFO”) and adjusted fund from operations attributable to common stockholders (“AFFO”).

Funds from Operations

FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts (“Nareit”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interest amounts represent adjustments to reflect only our share of real estate-related depreciation and amortization. We compute FFO in accordance with Nareit’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.

Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Adjusted Funds from Operations

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.  To calculate AFFO, we further adjust FFO for certain items that are not added to net income in Nareit’s definition of FFO, such as acquisition expenses on completed real estate transactions, non-real estate-related depreciation and amortization (including amortization of lease incentives, tenant allowances and leasing costs), stock-based compensation expenses, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties. For the three and six months ended June 30, 2018, approximately $2.0 million of transaction costs comprised primarily of professional fees incurred during the second quarter of 2018 was added back in the calculation of AFFO. To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease. Noncontrolling interest amounts represent adjustments to reflect only our share of straight-line rent revenue.

Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MedEquities Realty Trust, Inc.
Reconciliations of FFO and AFFO
(in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income attributable to common stockholders	$3,232	$4,796	$8,401	$9,327
Real estate depreciation and amortization, net of noncontrolling interest	4,093	3,544	8,205	7,080
FFO attributable to common stockholders	7,325	8,340	16,606	16,407
Stock-based compensation expense	996	934	2,052	1,890
Deferred financing costs amortization	259	240	517	562
Expensed transaction costs	2,046	-	2,046	-
Non-real estate depreciation and amortization	142	134	275	286
Straight-line rent expense	37	39	75	79
Straight-line rent revenue, net of noncontrolling interest	(1,216)	(1,179)	(2,645)	(2,148)
AFFO attributable to common stockholders	$9,589	$8,508	$18,926	$17,076

Weighted average shares outstanding- earnings per share
Basic	31,552	31,404	31,551	31,410
Diluted	31,626	31,487	31,617	31,451

Net income attributable to common stockholders per share
Basic and diluted	$0.10	$0.15	$0.26	$0.29

Weighted average common shares outstanding- FFO and AFFO
Basic	31,552	31,404	31,551	31,410
Diluted	31,626	31,487	31,617	31,451

FFO per common share
Basic	$0.23	$0.27	$0.53	$0.52
Diluted	$0.23	$0.26	$0.53	$0.52

AFFO per common share
Basic	$0.30	$0.27	$0.60	$0.54
Diluted	$0.30	$0.27	$0.60	$0.54